UNITED STATES
                        SECURITY AND EXCHANGE COMMISSION

                             Washington, D.C. 20549





                                    FORM 8-K


                                 CURRENT REPORT



     Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

                        Date of Event: December 26, 1997
                         Date of Report: January 9, 1998




                       NEUROBIOLOGICAL TECHNOLOGIES, INC.
        (Exact name of small business issuer as specified in its charter)


                                    Delaware
         (State or other jurisdiction of incorporation or organization)

                0-23280                          94-3049219
        (Commission File Number)      (IRS Employer Identification No.)


                              1387 Marina Way South
                           Richmond, California 94804
                    (Address of principal executive offices)

                                 (510) 215-8000
              (Registrant's telephone number, including area code)


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ITEM 5.  Other Events.

Neurobiological Technologies, Inc. has been advised by Nasdaq that the company's common stock will be moved from The Nasdaq National Market to the Nasdaq SmallCap Market effective December 26, 1997. The company's common stock will be listed on the Nasdaq SmallCap Market pursuant to an exception to the initial net tangible assets requirement and to a waiver to the initial per share bid price requirement.

While Neurobiological Technologies, Inc. failed to meet the tangible assets requirements as of June 30, 1997, the company was granted a temporary exception from this standard subject to Neurobiological Technologies, Inc. meeting certain conditions. The exception will expire on January 15, 1998. In addition, the company will be required to meet the $1 per share bid price requirement for continued listing by January 15, 1998. In the event that the company is deemed to have met these conditions, it shall continue to be listed on The Nasdaq SmallCap Market. The company believes that it can meet these conditions, however, there can be no assurance that it will do so. If at some future date the company's securities should cease to be listed on The Nasdaq SmallCap market, they may continue to be listed in the OTC-Bulletin Board.

Effective December 26, 1997, and for the duration of this exception, the company's Nasdaq symbol will be NTIIC.



SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                    NEUROBIOLOGICAL TECHNOLOGIES, INC.

January 9, 1998                     /s/ Paul E. Freiman
                                    -------------------
                                    Paul E. Freiman
                                    President, Chief Executive Officer
                                    (Principal Executive and Accounting Officer)
                                    and Director